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                                 CML GROUP, INC.
                                 524 MAIN STREET
                           ACTON, MASSACHUSETTS 01720


                                                              August 10, 1998

VIA TELECOPIER
--------------
603-569-8082

Mr. G. Robert Tod
P. O. Box 860
Wolfeboro, NH  03894


Dear Bob:

         In connection with your termination of employment, set forth below are the benefits which CML Group, Inc. agrees to pay you in return for the execution of a copy of this letter with the release it includes.

         Your termination of employment with CML Group, Inc. (the "Company") is effective as of June 30, 1998. In connection with your termination, the Company will provide the following:

         1. As severance, you will receive $240,000 payable as follows: to be paid $20,000/mo. - 9 months - August 98 - April 99 and $60,000 - May 1, 99.

         2. In addition, the Company will immediately take steps to (a) notify the Trustee of said so-called Rabbi Trust established in connection with the terms of the Retirement Income and Survivor Security Program (" Retirement Income Program") that the Retirement Income Program established for your benefit has been modified and amended to provide for immediate distribution to you of the policies currently held in said Trust for the purpose of providing all of your benefits under the Retirement Income Program; provided that if this cannot be accomplished for any reason then said Retirement Income Program shall be amended and modified to provide that the Trustee shall be directed by the Company to surrender any policies insuring your life which are owned by said Trust and promptly distribute to you the cash value of such policies which are received by the Trustee on such surrender, and has (b) issued to you 38,310 shares of common stock of the Company to which you are entitled under the Company's Incentive Deferred Compensation Plan. These distributions will constitute


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Mr. G. Robert Tod
August 1, 1998
Page 2


full payment and satisfaction of the Company's obligations to you under the Retirement Income Program and of all other retirement or severance obligations to you, other than as stated in this letter and other than retirement benefits provided under the terms of any qualified retirement plan under Section 401 of the Internal Revenue Code.

         3. You and the Company agree to take steps promptly to surrender the three split-dollar insurance policies listed in APPENDIX A hereto in exchange for their respective cash surrender values (cumulatively "Insurance Proceeds") and further agree to distribute $_____________ of the Insurance Proceeds to the Company (being the amount equal to the aggregate cumulative premiums paid by the Company to the extent not previously withdrawn) and the balance of the Insurance Proceeds to you. In addition, the Company agrees to distribute to you the three salary deferral policies listed on APPENDIX B hereto in such manner as the insurer may require.

         4. In addition, you will be permitted to continue your use of the leased automobile which you currently use, subject to your reimbursement of the Company at the rate of $200 per month, until the distributions under Sections 2 and 3 are completed. After the end of the month in which such distributions are completed, until December 31, 1998, you will be permitted to continue such automobile use, subject to reimbursement to the Company of all its expenses in maintaining said automobile as set forth in a written statement provided by the Company.

         5. Effective as of your termination of employment you are eligible for (i) continuation of your medical benefits under the Company's health plans to the extent and on the terms required by Section 4980B of the Internal Revenue Code, as amended, ("COBRA"), (ii) such use of an office at the Company as President and Chief Executive Officer shall determine from time to time, and (iii) the benefits of the discount policy for employees in effect for employees of Nordic Track and Smith & Hawken, from time to time, until July 31, 1999.

         In consideration of the Company's undertakings, you agree as follows:

         1. You hereby fully, forever, irrevocably and unconditionally release the Company, its officers, directors, stockholders, corporate affiliates, attorneys, agents and employees from any and all claims of every kind and nature which you ever had or now have against the Company, its officers, directors, stockholders, corporate affiliates, attorneys, agents and employees, including, but not limited to, all claims arising out of your employment, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2999e Et Seq., the Americans With Disabilities Act,


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Mr. G. Robert Tod
August 1, 1998
Page 3


42 U.S.C. Section 12191 Et Seq., the Age Discrimination in Employment Act, 29 U.S.C. Section 621 Et Seq., and Massachusetts Fair Employment Practices Act, M.G. L. c.151B, Section 1 Et Seq., wrongful discharge claims or other common law claims.

         2. You agree that, during the two year period beginning on the date of your execution of a copy of this letter, you will not, without the prior specific consent of the Company, in any capacity, either separately, jointly, or in association with others, directly or indirectly, encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity concerning any merger, consolidation, purchase of material assets, tender offer, accumulation of shares of the Company's capital stock, proxy solicitation or other business combination involving the Company, any subsidiary of the Company or any division of the Company or any such subsidiary; PROVIDED, HOWEVER, that nothing herein shall prevent you from bringing to the attention of the Company any unsolicited offer or proposal relating to the foregoing.

         3. You agree that, as a condition for these payments to you, you will not make any false, disparaging or derogatory statements in public or private regarding the Company or any of its directors, officers, employees, agents, or representatives or the Company's business affairs and financial condition; and the Company agrees that it will not make any false, disparaging or derogatory statements in public or private regarding you.

         4. You will not, directly or indirectly, during the two year period beginning on the date of your execution of this letter, recruit, solicit or hire any key employee of the Company, or induce or attempt to induce any key employee of the Company to terminate his or her employment with, or otherwise cease his or her relationship with, the Company.

         5. You expressly agree that breach of your agreement to the provisions in Paragraphs 2, 3 and 4 would result in irreparable injuries to the Company, that the remedy at law for any such breach would be inadequate and that upon breach of either of these provisions, the Company, in addition to all other available remedies, shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction without the necessity of proving the actual damage to the Company.

         This agreement will be governed by the laws of the Commonwealth of Massachusetts and is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.


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Mr. G. Robert Tod
August 1, 1998
Page 4


         This letter contains and constitutes the entire understanding and agreement between you and the Company with respect to severance and supersedes and cancels all previous oral and written negotiations, agreements, commitments and writings in connection with your severance. To the extent permitted by law, you agree that the contents of our discussions and negotiations resulting in this letter and agreement, shall be maintained as confidential by you, your agents and representatives, and any dispute resolved by this document shall also remain confidential, and none of the above shall be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by the authorized agent of each party.

         You hereby acknowledge you have been given twenty-one (21) days to consider this agreement and that the Company advised you to consult with any attorney of your choosing prior to signing this agreement. You may revoke this agreement for a period of seven (7) days after its execution, and the agreement will not be effective or enforceable until the expiration of this seven (7) day revocation period.



                                        Very truly yours,
                                        CML Group, Inc.

                                        By /s/ John A.C. Pound
                                           ------------------------------------
                                           John A.C. Pound, President and
                                           Chief Executive Officer



I agree to all the terms of this letter.


/s/ G. Robert Tod
-------------------------
G. Robert Tod
Dated: August 18, 1998